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                                                                    EXHIBIT 99.4

                                                                     Translation



                             PREMISES LEASE CONTRACT

Lessor: Beijing Sino-Electronics Future Telecommunications R&D Ltd.

Lessee: China Techfaith Wireless Communication Technology Limited Beijing


According to < Contract Law > and the relevant regulations, in order to specify the rights and obligations of the lessor and the lessee, this Contract is executed after unanimous consultations of both parties.


Article 1

Premises Location: East 5(th) Floor, M7, No. 1 Jiu Xian Qiao Road East, Chaoyang District, Beijing Architectural Area: 3100 square meters


Article 2 Lease Term

The lease term is a total of 5 years. The lessor shall deliver the leased premises to the lessee for use commencing from July 18, 2003 and shall recover it on July 17, 2008; three months within this period are the fitting out period which shall be rent free.

After the Contract term expires, if there is no disagreement between the two parties, the Contract shall automatically be extended for five years.

When the Lease Contract is terminated due to expiration, if the lessee is actually unable to find a premises by the time of expiration, the lessor should extend the lease term at its discretion.


Article 3 Rent and Rent Payment Term

Rent: RMB1.00/m(2)*day, RMB282875.00/quarter.

Payment Term: before the 5(th) day of the first month of each quarter, in case of late payment, a fine for late payment of 0.1% per day shall be charged.


Article 4 Premises Maintenance and Repair during the Lease Term

The lessor is obliged to maintain and repair the premises. The lessor should carefully check, maintain and repair the premises and its facilities once every 6 months, so as to ensure living safety and normal use of the lessee.

When the lessor is maintaining and repairing the premises, the lessee should actively assist, and should not interfere with the construction.

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                                                                    EXHIBIT 99.4

                                                                     Translation



Article 5 Changes of Lessor and Lessee

1. If the lessor transfers its ownership of the premises to a third party, the Contract continues to be valid for the new owner of the premises.
2. If the lessor sells the premises, it must notify the lessee 3 months in advance. Under the same conditions, the lessee has the first right of refusal to purchase.
3. If the lessee needs to exchange the premises with a third person, the lessor's consent shall be sought in advance; the lessor should support the lessee's reasonable request.


Article 6 Default Liability

1. The lessor shall be liable for indemnifying three months' rent if it fails to deliver the premises in compliance with the requirements to the lessee in accordance with the aforesaid terms and conditions.
2. The lessor shall be liable for paying a default premium of 1%/day, if it fails to deliver the premises to the lessee for use as scheduled.
3. The lessor shall be liable for paying a default premium of 1%/day, if it fails to maintain and repair the premises as scheduled (or as required); if it thus causes the personnel of the lessee to suffer personal injury or property damage, the lessor shall be liable for indemnifying the losses.
4. The lessor may terminate the Contract and recover the premises at any time if the lessee has any of the following circumstances:
     (1) The lessee underlets, transfers or lends the leased premises without authorization;
     (2) The lessee uses the leased premises to conduct illegal activities and injurious to the public interest;
     (3)  The lessee defaults in paying rent for accumulation of 3 months.

If the lessee fails to move out as scheduled, the lessor is entitled to sue at the People's court and apply for enforcement, and the lessee shall be liable for indemnifying the lessor for losses thus caused.


Article 7 Conditions for Exemption of Liability

If damages to the premises and losses of lessee are caused by and arising out of the reasons of force majeure, neither party shall undertake any liability to the other party.


Article 8 Mode for Disputes Resolution

If any dispute occurs during the performance of this Contract, the two parties should resolve the dispute through consultations. If consultations fail, the two parties agree to arbitrate by Beijing Arbitration Commission.


Article 9 Other Agreed Matters


Article 10

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                                                                    EXHIBIT 99.4

                                                                     Translation



For any matters not covered in this Contract, the two parties of the Contract shall make supplemental provisions through consultations and in accordance with the relevant regulations of Contract Law. The supplemental provisions shall have the same validity as this Contract.

This Contract has 2 originals, the lessor and the lessee shall each hold 1 original.



Lessor:                                   Lessee:
Beijing Sino-Electronics Future           China Techfaith Wireless Communication
Telecommunications R&D Ltd.               Technology Limited Beijing



Signature:      /s/                       Signature:      /s/
Company Chopped                           Company Chopped
July 31, 2003                             July 31, 2003

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